Exhibit 10 (tt)

EATON SUPPLEMENTAL RETIREMENT PLAN
Eaton Corporation hereby establishes, effective as of January 1, 2013, the Eaton Supplemental Retirement Plan on the terms and conditions herein set forth. The Plan provides eligible employees with benefits that would otherwise be unavailable by reason of certain limitations on benefits provided under the Eaton Savings Plan. The Plan may also provide other benefits at the discretion of the Committee. The Plan is intended to be an unfunded nonqualified deferred compensation arrangement maintained for certain members of a select group of management or highly compensated employees.
ARTICLE I
DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning.
"Account" means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan. The Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.
"Beneficiary" or "Beneficiaries" means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire amount credited to his Account.
"Beneficiary Designation Form" means the form established from time to time by the Committee or its designee (in a paper or electronic format) that a Participant completes and submits to the Company in accordance with such terms and conditions as may be established by the Committee or its designee.
"Board" means the Board of Directors of Eaton Corporation plc.
"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the Pension Administration Committee appointed by the Board.
"Company" means Eaton Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Eaton Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.
"Controlled Group" means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.
"Eaton Retirement Contribution" means an Eaton Retirement Contribution as defined under the ESP.
"Eligible Employee" has the meaning given to such term in Section 2.1.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ESP" means the Eaton Savings Plan, as amended from time to time.
"Participant" means any Eligible Employee who (i) at any time had a Retirement Credit credited to his Account in accordance with the Plan, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the amount credited to his Account.
"Pension Investment Committee" means the Pension Investment Committee appointed by the Board.

"Plan" means this Eaton Supplemental Retirement Plan as set forth herein and as from time to time in effect.
"Retirement Credit" has the meaning given to such term in Section 3.1.
"Separation from Service" means a termination of employment with the Controlled Group in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Controlled Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.
"Specified Employee" means a "specified employee" as defined in Section 409A of the Code (with such classification to be determined in accordance with the methodology established by the Committee from time to time in its sole discretion) of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.
ARTICLE II
ELIGIBILITY ACCOUNTS
2.1.    Eligibility. Participation in the Plan is limited to those employees of the Controlled Group who (a) are eligible to receive Eaton Retirement Contributions under the ESP pursuant to and in accordance with the eligibility criteria applicable under the ESP and (b) whose Eaton Retirement Contributions under the ESP are limited by reason of (i) Section 401(a)(17) of the Code and/or Section 415 of the Code, (ii) the deferral of certain income which, but for the deferral, would be included in the definition of "Retirement Compensation" under the ESP, or (iii) a combination of the foregoing ("Eligible Employees"). The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.
2.2.    Enrollment Requirements. Each Participant shall file a Beneficiary Designation Form with the Committee no later than the date or dates specified by the Committee. A Participant's Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant's death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 2.2, then his Beneficiary shall be his estate. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3.    Accounts. The Committee shall establish and maintain an Account for each Participant. A Participant's Account shall be credited with Retirement Credits in accordance with Article III. A Participant's Account thereafter shall be credited with gains, losses and earnings as provided in Article IV and shall be debited for any payments made to the Participant as provided in Article V.
ARTICLE III
RETIREMENT CREDITS
3.1.    Amount of Credit. Subject to Section 3.4, there shall be credited to each Eligible Employee's Account for each payroll period an amount (a "Retirement Credit") equal to the excess, if any, of:
(a)     the Eaton Retirement Contribution that would have been made under the ESP on behalf of the Eligible Employee for such payroll period if (i) the limitations imposed by Sections 401(a)(17) of the Code and Section 415 of the Code did not apply, and (ii) the definition of "Retirement Compensation" used in the ESP included the Eligible Employee's voluntary deferrals of compensation under the Eaton Corporation Deferred Incentive Compensation Plan II (or its successor), over
(b)     the Eaton Retirement Contribution actually made under the ESP on behalf of the Eligible Employee for such payroll period.
3.2.    Date of Credit. Retirement Credits for a payroll period shall be treated as if they were set aside in an Eligible Employee's Account as soon as administratively practicable following the end of that payroll period and on the date specified by the Committee in its sole discretion.
3.3.    Vesting. Each Participant's Account shall become vested at the same time and under the same circumstances as his Eaton Retirement Contribution Account under the ESP.

ARTICLE IV
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS
To the extent provided by the Committee in its sole discretion, each Participant's Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment crediting options and procedures established from time to time by the Pension Investment Committee. The Pension Investment Committee specifically retains the right in its sole discretion to change the investment crediting options and procedures from time to time. Each Participant acknowledges and agrees that the Controlled Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Controlled Group thereunder or relating thereto. Any amounts credited to a Participant's Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Pension Investment Committee in its sole discretion.
ARTICLE V
PAYMENTS
5.1.    Date of Payment of Account. Except as otherwise provided in this Article V, the vested amounts credited to a Participant's Account shall be paid to the Participant (or his Beneficiary in the event of the Participant's death), in a single lump sum, within 90 days following the Participant’s Separation from Service.
5.2.    Mandatory Six-Month Delay. Except as otherwise provided in Section 5.3 or 5.4, and to the extent required in order to comply with Section 409A of the Code, any payment under the Plan that is made as a result of the Separation from Service of a Specified Employee and that would otherwise be paid during the first six months following such Separation from Service shall be paid during the seventh calendar month beginning after the Participant’s Separation from Service (or if earlier, upon the Participant’s death). This provision shall only apply to a payment made under the Plan if the stock of the Company or the stock of a member of the Controlled Group is traded on an established securities market.
5.3.    Discretionary Acceleration of Payments. The Committee may, in its sole discretion, accelerate the time of a payment under the Plan to a time otherwise permitted under Section 409A of the Code in accordance with this Section 5.3. The provisions of this Section 5.2 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.
(a)    Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(b)    Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).
(c)    Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.
(d)    Limited Cash-Outs. The Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.
(e)    Payment Upon Income Inclusion Under Section 409A. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
(f)    Payment of State, Local, or Foreign Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.
(g)    Certain Offsets. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(h)    Bona fide disputes as to a right to a payment. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm's length, bona fide dispute as to the Participant's right to the deferred amount.
(i)    Plan Terminations and Liquidations. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.2.
Except as otherwise specifically provided in this Plan, including but not limited to this Section 5.3, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code. Moreover, notwithstanding any provision of the Plan to the contrary, in no event may a payment be accelerated following a Specified Employee's Separation from Service to a date that is prior to the first business day of the seventh month following the Participant's Separation from Service (or if earlier, upon the Participant's death) unless otherwise provided in Treasury Regulation Section 1.409A-3(i)(2)(i).
5.4.    Delay of Payments. The Committee may, in its sole discretion, and in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7), delay payment under the Plan to a time or form otherwise permitted under Section 409A of the Code under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
(a)    Payments subject to Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this paragraph, then the payment must be made either (i) during the Company's first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant's Separation from Service (the "six month anniversary") and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company's taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this paragraph. For purposes of this paragraph, the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.
(b)    Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(c)    Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
5.5.    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article V, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
5.6.    Discharge of Obligations. The payment to a Participant or his Beneficiary of the vested amounts credited to his Account in a single lump sum pursuant to this Article V shall discharge all obligations of the Controlled Group to such Participant or Beneficiary under the Plan with respect to that Account.
ARTICLE VI
ADMINISTRATION
6.1.    General. The Committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Controlled Group, employees, Participants, and their estates and Beneficiaries.
6.2.    Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any Retirement Credits or any earnings thereon in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of amounts credited to a Participant's Account under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Controlled Group, their directors, officers, employees, advisors, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount credited to a Participant's Account under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.
6.3.    Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the "claimant") is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed, and (d) an explanation of the Plan's claim review procedure and time limits applicable to the Plan's claim review procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
ARTICLE VII
AMENDMENT AND TERMINATION
7.1.    General. The Board shall have the authority to amend, terminate or freeze the Plan, in whole or in part, at any time. Moreover, the Committee may amend the Plan at any time in its sole discretion for any reason, including to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law.
7.2.    Payments Upon Termination of Plan. Except as otherwise provided in Section 5.3, in the event that the Plan is terminated, the vested amounts allocated to a Participant's Account shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence:
(d)    Liquidation; Bankruptcy. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire vested Account to the Participant or, if applicable, his Beneficiary within 12 months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(a), provided that the amounts are included in the Participant's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.
(e)    Change in Control Event. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire vested Account to the Participant or, if applicable, his Beneficiary, pursuant to irrevocable action taken by the Board within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)), provided that this paragraph will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 month of the date the Board irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this paragraph, where the change in control event results from an asset purchase transaction, the applicable service receipt with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.
(f)    Discretionary Terminations. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire vested Account to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) The Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.
(g)    Other Events. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE VIII
MISCELLANEOUS
8.1.    Non-alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process, or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 5.2, the Committee may honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant's or Beneficiary's interest under this Plan to an "alternate payee" as defined in Section 414(p) of the Code.
8.2.    Participation by Employees of Controlled Group Members. The Plan shall be applicable to each member of the Controlled Group which has employees described in Section 2.1 or described in the Supplemental Addendum Re: Cooper Legacy Benefit. The Account of a Participant employed by a member of the Controlled Group shall be paid in accordance with the Plan solely by such member, unless the Board otherwise determines that the Company shall be the obligor.
8.3.    Benefits Addenda. In addition to the benefits described in the Plan, the Company may determine to provide additional or different benefits under the Plan for selected individuals. In the event such benefits are to be provided, specific provisions relating to such benefits shall be set forth in a Supplemental Addendum to the Plan. Except to the extent specific provisions set forth in the Supplemental Addendum provide otherwise, the provisions of the Plan shall apply to such benefits.
8.4.    Interest of Participant. The obligation of the Company and any other participating member of the Controlled Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating member of the Controlled Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Controlled Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Company and the Controlled Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may in its sole discretion create a trust to hold funds to be used in payment of its and the Controlled Group's obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company, and if applicable, the other participating members of the Controlled Group.
8.5.    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against any member of the Controlled Group or the officers, employees or directors of a Controlled Group member, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
8.6.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
8.7.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.
8.8.    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
8.9.    Withholding of Taxes.

(a)    A Controlled Group member may withhold or cause to be withheld from any payments under this Plan all federal, state, local and other taxes as shall be legally required.
(b)    A Controlled Group member may, in its sole discretion, deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant (other than deferred compensation within the meaning of Section 409A of the Code) any taxes required to be withheld with respect to the crediting of the Retirement Credits, including social security and Medicare (FICA) taxes. In lieu of such deductions from other compensation, the Controlled Group member may, in its sole discretion, require a Participant to promptly pay to the Controlled Group member any such taxes that must be withheld upon the crediting or vesting of any Retirement Credits.
8.10.    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.
8.11.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.
8.12.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Controlled Group, in any case in accordance with the terms and conditions of the Plan.

EATON CORPORATION

By:
Cindy K. Brabander Executive Vice President and Chief Human Resources Officer

SUPPLEMENTAL ADDENDUM RE:
COOPER LEGACY BENEFIT
The following provisions shall apply with respect to the Cooper Legacy Benefit, and shall supersede any corresponding provision of the Plan which conflicts with the provisions of this Supplemental Addendum:
Eligibility. Participation under this Supplemental Addendum is limited to those employees of the Controlled Group who are selected by the Committee (each a "Cooper Legacy Participant"). Eligibility under this Supplemental Addendum does not result in eligibility under Section 2.1 of the Plan, but a Cooper Legacy Participant shall otherwise be a Participant within the meaning of Article I of the Plan.
Benefit. An annual credit (a "Cooper Legacy Credit") shall be made to the Account of each Cooper Legacy Participant in an amount determined by action of the Committee in its sole discretion. The amount need not be uniform among Cooper Legacy Participants and may be zero.
Credit. The annual Cooper Legacy Credit shall be credited to a Cooper Legacy Participant's Account on or about May 1 of each year, and the provisions of Section 3.2 shall not apply.
Vesting. Each Cooper Legacy Participant shall become fully vested in his Account under this Supplemental Addendum upon completion of five Years of Vesting Service within the meaning of the Cooper Retirement Savings and Stock Ownership Plan, and the provisions of Section 3.3 shall not apply with respect to Cooper Legacy Credits.
Duration. There shall be no Cooper Legacy Credit for any period after December 31, 2014.